Exhibit 99.3

Shares trade ex right to receive shares in Tri-Way Industries today

October 30, 2018

SIAF-ME - Shares trade ex right to receive shares in Tri-Way Industries today.

Reference is made to the announcement made by Sino Agro Food Inc. (“SIAF” or the “Company”) on 8 October 2018 regarding the distribution of shares in Tri-Way Industries (the “Distribution Shares”) to shareholders of record 31 October 2018 (the “Record Date”). The shares in the Company will trade exclusive of the right to receive Distribution Shares today, 30 October 2018.

Each shareholder in SIAF will receive 0.3707 Distribution Shares for each share held in SIAF as reflected on the Record Date (subject to rounding up to the next whole Distribution Share).

Each Distribution Share is valued by the Company at USD 3.40645, such valuation based on the valuation made at the carve-out date (5 October 2016). The Tri-Way shares will be registered in book-entry form with the company registrar of Tri-way Industries, Cosmo Secretaries Limited (HK) on or about November 14, 2018. Eligible shareholders will be able to access an individualized webpage prior to year-end 2018 to view their share balance. Further details on how to access the individualized webpage will be provided at a later stage.

For further information, please contact:

Peter Grossman

Investor Relations

1 (775) 901-0344

info@sinoagrofood.com

Nordic Countries

+46 (0) 760 495 885

info-se@sinoagrofood.com